SUN COMMUNITIES, INC.
ARTICLES SUPPLEMENTARY
6,330,551 SHARES
6.50% SERIES A-4 CUMULATIVE CONVERTIBLE PREFERRED STOCK
SUN COMMUNITIES, INC. (the “Company”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article V of the Amended and Restated Articles Incorporation of the Company filed with the Department on November 8, 1993, as amended or supplemented (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by resolutions duly adopted, has re-classified 6,330,551 shares of the authorized but unissued preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 6,330,551 shares of such series of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock and determined the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.
     SECOND: The Board of Directors has adopted resolutions designating the aforesaid series of Preferred Stock as the “6.50% Series A-4 Cumulative Convertible Preferred Stock,” and fixing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 6.50% Series A-4 Cumulative Convertible Preferred Stock. The Company shall reserve 2,813,579 shares of its common stock, $0.01 par value per share (“Common Stock”), for possible issuance upon conversion of the Series A-4 Preferred Stock.
Capitalized terms used in these Articles Supplementary which are defined in the Charter and not otherwise defined herein are used herein as so defined in the Charter. Certain additional capitalized terms used in these Articles Supplementary are used as defined in ARTICLE THIRD, Section 15 below, which definitions shall apply only to the 6.50% Series A-4 Cumulative Convertible Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Stock or elsewhere in the Charter.
THIRD: The series of Preferred Stock referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption:
1.    Designation and Number. A series of Preferred Stock, designated the 6.50% Series A-4 Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series A-4 Preferred Stock”), is hereby established. The number of authorized shares of Series A-4 Preferred Stock is 6,330,551.

2.     Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A-4 Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of Shares of the Company, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series A-4 Preferred Stock, (ii) on a parity with any other class or series of Shares of the Company the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, on a parity with the Series A-4 Preferred Stock, and (iii) junior to the Company’s 7.125% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and any class or series of Shares of the Company, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Series A-4 Preferred Stock. For the avoidance of doubt: (a) debt securities of the Company which are convertible into or exchangeable for Shares of the Company or any other debt securities of the Company do not constitute a class or series of Shares for purposes of this Section 2; (b) the Series A-4 Preferred Stock shall rank senior to the Company’s Junior Participating Preferred Stock, $0.01 par value per share (the “Junior Preferred Stock”), in respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and (c) subject to (b) above, nothing herein shall affect the operation of the Rights Agreement between the Company and Computershare Trust Company, N.A. as Rights Agent dated as of June 2, 2008, as amended from time to time (the “Rights Agreement”), or the issuance of the Junior Preferred Stock thereunder.
3.     Distributions.
(a)    Subject to the preferential rights of the holders of any class or series of Shares of the Company ranking senior to the Series A-4 Preferred Stock as to distributions, the holders of the then outstanding Series A-4 Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of any funds legally available therefor, cumulative cash distributions per share at a rate of 6.50% of the $25.00 liquidation preference per year (equivalent to $1.625 per share per year) (the “Distribution Rate”). Such distributions shall accrue and be cumulative from the date of issuance, and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears in cash on March 31, June 30, September 30 and December 31 of each year (each such day being hereinafter called a “Distribution Payment Date”); provided that, if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.
The amount of distributions payable on each Distribution Payment Date for the Series A-4 Preferred Stock shall be computed by dividing the Distribution Rate by four. The amount of any distribution payable for any period that is shorter or longer than 90 days shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock transfer records of the Company at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Stock and other Preferred Stock of the Company, or on such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date. The distributions payable on any Distribution Payment Date shall include distributions accrued from and including the immediately preceding Distribution Payment Date (or, with respect to the first Distribution Payment Date, the original date of issuance) to but not including such Distribution Payment Date.
(b)    Notwithstanding any provision to the contrary contained herein, distributions on the Series A-4 Preferred Stock shall accrue and be cumulative, whether or not: (i) the terms and provisions set forth in Section 3(g) below at any time prohibit the declaration, setting aside for payment or current payment of distributions, (ii) the Company has earnings, (iii) there are funds legally available for the payment of such distributions or (iv) such distributions have been declared or authorized.
(c)     Except as provided in Section 3(d) below, if shares of Series A-4 Preferred Stock are outstanding, unless full cumulative distributions on the Series A-4 Preferred Stock for all past distribution periods have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than distributions paid in Common Stock or Shares ranking junior to the Series A-4 Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or options, warrants or rights to subscribe for or purchase Common Stock or such junior Shares) shall be authorized, declared or paid or set apart for payment and no other distribution shall be authorized, declared or made upon the Common Stock or any other Shares ranking junior to or on parity with the Series A-4 Preferred Stock as to distributions or on voluntary or involuntary liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other such Shares ranking junior to or on parity with the Series A-4 Preferred Stock as to distributions or on voluntary or involuntary liquidation, dissolution or winding up of the Company, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company except (i) by conversion into or exchange for Common Stock or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Stock or such junior Shares made for purposes of an incentive, benefit or share purchase plan of the Company or any of its subsidiaries or the Partnership or any of its subsidiaries, (iii) for redemptions, purchases or other acquisitions by the Company, whether pursuant to any provision of the Charter or otherwise, for the purpose of preserving the Company’s status as a REIT for U.S. federal income tax purposes or (iv) for any distributions by the Company required for it to maintain its status as a REIT for U.S. federal income tax purposes. All references in this Section 3 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such Shares ending on or prior to such date.
(d) When full cumulative distributions for all past distribution periods are not paid in full in cash (or a sum sufficient for such full payment is not so set apart) upon the Series A-4 Preferred Stock and the Shares of any other class or series ranking on a parity as to distributions with the Series A-4 Preferred Stock, then all distributions declared upon the Series A-4 Preferred Stock and any such other class or series of Shares shall be declared pro rata so that the amount of distributions authorized per share of the Series A-4 Preferred Stock and such other classes or series of Shares shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid distributions per share on the Series A-4 Preferred Stock and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
(e)    No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series A-4 Preferred Stock which may be in arrears, and the holders of shares of Series A-4 Preferred Stock are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series A-4 Preferred Stock shall not be entitled to participate in the earnings or assets of the Company.
(f)    Any distribution payment made on the Series A-4 Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due with respect thereto. Any cash distributions paid in respect of Series A-4 Preferred Stock, including any portion thereof which the Company elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series A-4 Preferred Stock.
(g)    No distributions on the Series A-4 Preferred Stock shall be authorized by the Board of Directors or be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(h)    The Company shall remain entitled to receive and retain any interest or other earnings on any money set apart for the payment of distributions on Series A-4 Preferred Stock and holders thereof shall have no claim to such interest or other earnings. To the extent permitted by applicable law, any funds for the payment of distributions on Series A-4 Preferred Stock which have been set apart by the Company and which remain unclaimed by the holders of the Series A-4 Preferred Stock entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Company, and thereafter the holders of the Series A-4 Preferred Stock entitled to the funds which have reverted or been repaid to the Company shall look only to the general funds of the Company for payment, without interest or other earnings thereon.
4.     Liquidation Rights.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to or set apart for the holders of any Common Stock or any other Shares ranking junior to the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A-4 Preferred Stock shall be entitled to receive, out of assets of the Company legally available for distribution to stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $25.00 per share of Series A-4 Preferred Stock, payable in cash or property at its fair market value as determined by the Board of Directors, plus an amount equal to all distributions accrued and unpaid thereon (whether or not authorized or declared (including without limitation accrued and unpaid distributions pursuant to Section 3 hereof)) to the date of payment.
(b)    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A-4 Preferred Stock will have no right or claim to any of the remaining assets of the Company.
(c)    In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A-4 Preferred Stock and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Company ranking on a parity with the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then the holders of the Series A-4 Preferred Stock and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(d)    For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, nor the merger or consolidation or any other business combination of the Company with or into or with any other entity or the merger or consolidation of any other entity into or with the Company or a statutory share exchange by the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company.
(e)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Shares or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A-4 Preferred Stock will not be added to the Company’s total liabilities.
(f)    Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A-4 Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Company.
5.     Redemption; Maturity. The Series A-4 Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption. Except as described in Section 6 below, the Series A-4 Preferred Stock shall not be redeemable.
6.     Redemption and Adjustments upon Fundamental Change.
(a)    Notwithstanding anything in these Articles Supplementary to the contrary, upon the occurrence of a Fundamental Change (as defined below), then from and after such Fundamental Change: (i) the Distribution Rate shall be increased to the Fundamental Change Rate (as defined below); (ii) after the fifth (5th) anniversary of the earlier of the first date on which the Company issues Series A-4 Preferred Stock (the “Original Issue Date”) and the

Series A-4 Issuance Date (as that term is defined in the Partnership’s 2nd Amendment to the Third Amended and Restated Agreement of Limited Partnership, as amended from time to time (“Partnership Agreement”)), the Company may, from time to time at its option, redeem all or any part of the outstanding Series A-4 Preferred Stock for a redemption price, payable in cash, equal to the sum of (A) the greater of (x) the amount that such shares of Series A-4 Preferred Stock would have received in the Fundamental Change if they had been converted into shares of Common Stock immediately prior to such Fundamental Change or (y) $25.00 per share, plus (B) any accrued and unpaid distributions thereon (including without limitation accrued and unpaid distributions pursuant to Section 3 hereof) to, but not including, the redemption date, without interest (the “Redemption Price”); and (iii) after the fifth (5th) anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, each holder of Series A-4 Preferred Stock shall have the right to cause the Company to redeem such holder’s Series A-4 Preferred Stock for the Redemption Price.
(b)    A “Fundamental Change” means that any of the following events shall have occurred and are continuing: (i) the Common Stock ceases to be listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ; or (ii) (x) the acquisition by any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of Common Stock entitling that person or group to exercise more than 50% of the total voting power of all shares of Common Stock entitled to vote generally in the election of the Company’s directors (except that such person or group shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (ii)(x) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
(c)     The “Fundamental Change Rate” means a rate per annum equal to the greater of (i) 10.00%, and (ii) 8.00% above the then-published (in the Wall Street Journal) U.S. Treasury maturing on the date closest to the five year anniversary of the date the Fundamental Change occurs, such rate to be determined initially as of the date of such Fundamental Change and then adjusted on each anniversary of such Fundamental Change.
(d)    The Company shall deliver to all holders of Series A-4 Preferred Stock: (i) notice of the anticipated effective date of a Fundamental Change by the later of (A) 20 Business Days in advance of such effective date and (B) the date of first public disclosure by the Company of the Fundamental Change, which notice shall include a reasonable summary of the terms of such Fundamental Change and the resulting Distribution Rate and Conversion Price; (ii) notice of the occurrence of the Fundamental Change within 15 days after the occurrence of such Fundamental Change; and (iii) notice of the applicable Distribution Rate within 15 days after each anniversary of such Fundamental Change.
(e)    The following provisions set forth the procedures for the redemption of the Series A-4 Preferred Stock pursuant to Section 6(a) above:
(i)    Notice of redemption (the “Notice of Redemption”) by the Company or the holder of Series A-4 Preferred Stock shall be given in writing and shall state: (A)

the redemption date (which shall not be less than ten (10) Business Days, nor more than sixty (60) Business Days, after the date of the notice); (B) the number of shares of Series A-4 Preferred Stock to be redeemed; (C) the Redemption Price; and (D) that distributions on the Series A-4 Preferred Stock to be redeemed will cease to accumulate immediately prior to such redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A-4 Preferred Stock except as to a holder to whom notice was defective or not given.
(ii)    On or after the redemption date, the holder of shares of Series A-4 Preferred Stock shall present and surrender the certificates, to the extent such shares are certificated, representing the shares of Series A-4 Preferred Stock to be redeemed to the Company and thereupon the Redemption Price of such shares of Series A-4 Preferred Stock (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to such holder of Series A-4 Preferred Stock and each surrendered Series A-4 Preferred Stock certificate, if any, shall be canceled. To the extent that any shares of Series A-4 Preferred Stock to be redeemed pursuant to this Section 6 are certificated, if fewer than all the shares evidenced by any such certificate are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.
(iii)    From and after the redemption date (unless the Company defaults in payment of the Redemption Price), all distributions on the shares of Series A-4 Preferred Stock designated for redemption in such notice shall cease to accrue, such shares of Series A-4 Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A-4 Preferred Stock will terminate, except the right to receive the Redemption Price. At its election, the Company, prior to a redemption date, may irrevocably deposit the Redemption Price of the Series A-4 Preferred Stock so called for redemption in trust for the holders of Series A-4 Preferred Stock with a bank or trust company, in which case the Company shall send a notice to the holders of shares of Series A-4 Preferred Stock which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the Redemption Price and (C) require the holder of shares of Series A-4 Preferred Stock to surrender the certificates, if any, representing such shares of Series A-4 Preferred Stock at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.
(iv)    If the Company redeems fewer than all of the outstanding shares of Series A-4 Preferred Stock, the Company shall determine the number of shares of Series A-4 Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or by any other equitable method the Company may choose. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A-4 Preferred Stock would become a holder of a number of shares of Series A-4 Preferred Stock in excess of the Ownership Limit or other ownership limitations set forth in Article VII of the Charter because such holder’s shares of Series A-4 Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series A-4 Preferred Stock of such holder such that no holder shall hold in excess of the Ownership Limit or other applicable ownership limitation set forth in Article VII of the Charter subsequent to such redemption. Except as otherwise provided herein, the redemption provisions of the Series A-4 Preferred Stock do not in any way limit the Company’s right or ability to purchase, from time to time either at a public or a private sale, Series A-4 Preferred

Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.
(v)     Notwithstanding anything else to the contrary in these Articles Supplementary, the Company shall not be required to provide notice of redemption in the manner described in this Section 6(e) to a holder of Series A-4 Preferred Stock in the event such holder’s Series A-4 Preferred Stock is redeemed in accordance with the terms of Article VII of the Charter in order to preserve the Company’s status as a REIT for U.S. federal income tax purposes.
(vi)    The Company shall also comply with any applicable requirements of the NYSE or any other securities exchange on which the Series A-4 Preferred Stock may be listed at the time of any redemption.
(vii) Once a Notice of Redemption is sent by the Company or holders of Series A Preferred Stock, the holders of the shares of Series A-4 Preferred Stock to which the Notice of Redemption relates shall cease to have the right to convert such shares of Series A-4 Preferred Stock into Common Stock pursuant to Section 8.
7.     Voting Rights. Notwithstanding anything to the contrary contained in the Charter or the MGCL, except as set forth below in this Section 7, the holders of the Series A-4 Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Company or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).
(a)    If, at any time, full cumulative distributions on the Series A-4 Preferred Units (as that term is defined in the Partnership Agreement), any Series A-4 Parity Preferred Units (as that term is defined in the Partnership Agreement), Series A-4 Preferred Stock and/or any series of Preferred Stock ranking on parity with the Series A-4 Preferred Stock as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series A-4 Preferred Stock (voting together as a single class) with the holders of all other classes or series of Preferred Stock of the Company ranking on parity with the Series A-4 Preferred Stock as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable (together with the Series A-4 Preferred Stock, the “Voting Preferred Stock”)) will be entitled to elect two additional directors of the Company (each, a “Preferred Stock Director”). The election will take place at the next annual meeting of stockholders, or at a special meeting of the holders of Series A-4 Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) called for that purpose, and such right to elect Preferred Stock Directors shall continue until all distributions accumulated on the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units, Series A-4 Preferred Stock and on any other class or series of Voting Preferred Stock have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. Upon the election of the Preferred Stock Directors, the number of directors then constituting the Board of Directors will automatically increase by two, if not already increased by two by reason of the election of Preferred Stock Directors by the holders of any class or series of Voting Preferred Stock. For the avoidance of doubt, and by means of example, in the event distributions on the Series A-4 Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series A-4 Preferred Stock and the holders of all other classes and series of Voting Preferred Stock shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A-4 Preferred Stock and each class or series of Voting Preferred Stock, and not two times the number of the sum of the Series A-4 Preferred Stock, each class or series of Voting Preferred Stock, the Series A-4 Preferred Units and any Series A-4 Parity Preferred Units.
The Voting Preferred Stock shall vote for and elect (and may only vote for and elect) as the Preferred Stock Directors such persons as shall have been selected by a plurality of the votes cast at a meeting of the holders (other than the Company) of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (voting together as a single class) held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as a special meeting of stockholders of the Company (as determined by the Board of Director in its sole discretion).
(i)    If all distributions accumulated on the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units, the Series A-4 Preferred Stock and on any other class or series of Voting Preferred Stock for all past distribution periods have been paid in full, or the Partnership and the Company, as applicable, has authorized, declared and a sum sufficient for the payment thereof has been irrevocably set apart for payment in trust, and the Partnership and the Company, as applicable, has authorized, declared and a sum sufficient for the payment thereof has been set apart for the then-current distribution period, the right of the holders of Series A-4 Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) to elect such two Preferred Stock Directors shall cease, the term of office of such Preferred Stock Directors previously so elected (other than Randall K. Rowe or James R. Goldman if such individuals are then otherwise serving on the Board of Directors) shall automatically terminate and the authorized number of directors of the Company will thereupon automatically return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Stock Directors in the case of any such future Preferred Distribution Default.
(ii)    If at any time when the voting rights conferred upon the Series A-4 Preferred Stock pursuant to this Section 7(a) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by action of the other Preferred Stock Director who remains in office or by the vote and pursuant to the procedures described in the first two paragraphs of this Section 7(a).
(iii)    Subject to the next sentence, any director elected or appointed pursuant to this Section 7(a) may be removed with or without cause only by the holders of the outstanding Voting Preferred Stock (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Common Stock. The holders of the outstanding Voting Preferred Stock shall only vote to remove a Preferred Stock Director upon the approval of a majority of the votes entitled to be cast by the holders of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (voting together as a single class) at a meeting of such holders held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as the notice and other procedural matters for a special meeting of stockholders of the Company (as determined by the Board of Director in its sole discretion).
(iv)    Each Preferred Stock Director will hold office for a one-year term, and will be entitled to cast one vote on any matter before the Board of Directors. The term of any Preferred Stock Director elected or appointed pursuant to this Section 7(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(a).
(v)    At any time that the voting rights conferred upon the Preferred Stock pursuant to this Section 7(a) are exercisable, and notwithstanding anything to the contrary in the Company’s bylaws, the Secretary of the Company may, and upon the written request of holders entitled to cast at least 10% of the votes entitled to be cast by the holders of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (addressed to the Secretary at the Company’s principal office), shall, call a special meeting of the holders of the Voting Preferred Stock for the purpose of electing the Preferred Stock Directors, such call to be made by notice similar to that provided in the Company’s bylaws for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A-4 Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the Company’s stock books.
(vi)    Notwithstanding anything to the contrary herein, until the 30 month anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, the Preferred Stock Directors, if any, shall be Randall K. Rowe and James R. Goldman and, if such individuals are serving on the Board of Directors at the time of a Preferred Distribution Default, the Voting Preferred Stock shall not have the right to appoint additional directors to the Board of Directors.
(b)     So long as any shares of Series A-4 Preferred Stock remain outstanding, the Company shall not, without the prior affirmative vote or consent of the holders of at least a majority of the shares of Series A-4 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A-4 Preferred Stock voting separately as a class):
(i)    amend, alter, supplement or repeal any of the provisions of the Charter (including these Articles Supplementary) in a manner that adversely affects any power, right, privilege or preference of the Series A-4 Preferred Stock or the holders of the Series A-4 Preferred Stock; provided, however, that the creation or issuance of Shares in accordance with these Articles Supplementary shall not be deemed to adversely affect the powers, rights, privileges or preferences of the Series A-4 Preferred Stock.
(ii)    authorize, create or issue any additional Shares, or reclassify any existing Shares into Shares, ranking senior to, or pari passu with, the Series A-4 Preferred Stock in respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, except that: (A) the Company may authorize, create and issue senior Shares in connection with a subsequent public offering of Preferred Stock by the Company; and (B) the Company may authorize, create and issue any class or series of

Shares expressly designated by the Company to rank on parity with the Series A-4 Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, so long as at the time of the issuance the Leverage Ratio is less than 68.50% (or such other percentage as set forth in the credit facility in which the Leverage Ratio is defined) and full cumulative distributions on the Series A-4 Preferred Stock for all past distribution periods ending on or prior to such date have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment.
(c)    The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding shares of Series A-4 Preferred Stock shall have been redeemed or reacquired by the Company or converted into Common Stock or (ii) all outstanding shares of Series A-4 Preferred Stock shall have been called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.
(d)     On each matter submitted to a vote of the holders of Series A-4 Preferred Stock or on which the holders of Series A-4 Preferred Stock are otherwise entitled to vote as provided herein, each share of Series A-4 Preferred Stock shall entitle the holder thereof to cast one vote, except that when Shares of any other class or series of Preferred Stock have the right to vote together with the Series A-4 Preferred Stock as a single class on any matter, or when shares of Series A-4 Preferred Stock, any other class or series of Preferred Stock, Series A-4 Preferred Units, and any Series A-4 Parity Preferred Units are to vote together on any matter, each Share or unit shall have one vote for each $25.00 of liquidation preference payable with respect to such Share or unit by the Company and the Partnership, as applicable.
(e)    Except as expressly set forth in these Articles Supplementary, holders of the Series A-4 Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A-4 Preferred Stock shall not be required for, the taking of any corporate action or any action that may otherwise require the vote of the Company’s stockholders under the Charter or the MGCL, regardless of the effect that such corporate action may have upon the Series A-4 Preferred Stock.
(f)    As to any voting right set forth above, the holders of Series A-4 Preferred Stock shall have exclusive voting rights on any proposed amendment to the Charter that would alter only the contract rights of the Series A-4 Preferred Stock.
8.     Conversion Rights. The shares of Series A-4 Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in Article VII of the Charter and in this Section 8.
(a)    Optional Conversion.
(i)    At any time after the Original Issue Date, each holder of shares of Series A-4 Preferred Stock at its option may convert any or all of the shares of Series A-4 Preferred Stock held by such holder (the “Holder Conversion Right”) into that number of shares of Common Stock equal to the quotient obtained by dividing $25.00 by the Conversion Price; provided, however, that no shares of Series A-4 Preferred Stock may be converted on any proposed Series A-4 Conversion Date pursuant to this Section 8(a)(i) unless at least 1,000 shares of Series A-4 Preferred Stock, in the aggregate, are converted by one or more holders thereof on such Series A-4 Conversion Date pursuant to Series A-4 Conversion Notices.
(ii)     Notwithstanding anything to the contrary in this Section 8(a):
(A)    A holder of Series A-4 Preferred Stock will not have the right to convert shares of Series A-4 Preferred Stock for shares of Common Stock if (1) in the opinion of counsel for the Company, the Company would no longer qualify or its status would be seriously compromised as a REIT under the Internal Revenue Code as a result of such conversion, or (2) such conversion would, in the opinion of counsel for the Company, constitute or be likely to constitute a violation of applicable securities laws; and
(B)    At the Company’s option, upon the exercise of the Holder Conversion Right by a holder of Series A-4 Preferred Stock and upon written notice to the holder delivered not later than three Business Days prior to the Series A-4 Conversion Date, in lieu of issuing the requisite number of shares of Common Stock to the converting holder of Series A-4 Preferred Stock in accordance with Section 8(a)(i) above, the Company may elect to make a cash payment to the converting holder of Series A-4 Preferred Stock in an amount equal to the product of (1) the Common Stock Fair Market Value determined as of the Series A-4 Conversion Date and (2) the number of shares of Common Stock that would have been otherwise issued to the converting holder of Series A-4 Preferred Stock. In such a case, the holder shall only have the right to such payment and shall cease to have any further rights as a stockholder of the Company.
(iii)    Any conversion or redemption described in this Section 8(a) shall be exercised pursuant to a delivery of a Series A-4 Conversion Notice to the Company by the holder who is exercising such conversion right, by certified mail postage prepaid to Company’s principal office c/o the Secretary. Any certificates representing such Series A-4 Preferred Stock to be converted or redeemed shall be delivered to the Company’s principal office. Any such conversion or redemption shall be effective as of the close of business on the Series A-4 Conversion Date.
(iv)    Holders of Series A-4 Preferred Stock may withdraw any Series A-4 Conversion Notice (in whole or in part) delivered pursuant to the Holder Conversion Right by a written notice of withdrawal delivered to the Company prior to the Series A-4 Conversion Date specified in the applicable Series A-4 Conversion Notice. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A-4 Preferred Stock; (ii) if certificated shares of Series A-4 Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A-4 Preferred Stock; and (iii) the number of shares of Series A-4 Preferred Stock, if any, which remain subject to the Series A-4 Conversion Notice.
(b)    Mandatory Conversion.
(i)    If, at any time after the fifth anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, the Pricing Target is achieved, then, within 10 days thereafter, the Company shall have the right, but not the obligation, to convert each outstanding share of Series A-4 Preferred Stock into that number of shares of Common Stock equal to the quotient obtained by dividing $25.00 by the Conversion Price (the “Company Conversion Right”).
(ii)    In order to exercise the Company Conversion Right, the Company shall deliver by certified mail postage prepaid, a Series A-4 Conversion Notice to each holder of Series A-4 Preferred Stock at such holder’s address as shown on the stock transfer records of the Company. Any such conversion shall be effective as of the close of business on the Series A-4 Conversion Date.
(c)    On the Distribution Payment Date next following the Series A-4 Conversion Date, the holders of Series A-4 Preferred Stock whose shares of Series A-4 Preferred Stock were converted into Common Stock on such date shall be entitled to a distribution in an amount equal to (i) a prorated portion of the accrued distributions on the Series A-4 Preferred Stock based on the number of days elapsed from the prior Distribution Payment Date through, but not including, the Series A-4 Conversion Date, less (ii) the amount of the distribution or dividend, if any, paid on the shares of Common Stock into which the shares of Series A-4 Preferred Stock were converted for the quarterly period in which the Series A-4 Conversion Date occurred.
(d)    Notwithstanding anything to the contrary in this this Section 8, if the shares of Series A-4 Preferred Stock are held in global form, any Series A-4 Conversion Notice shall comply with applicable procedures of DTC.
(e)    To the extent that any shares of Series A-4 Preferred Stock to be converted or redeemed pursuant to this Section 8 are certificated, if fewer than all the shares evidenced by any such certificate are to be converted or redeemed, a new certificate shall be issued evidencing the shares that have not been converted or redeemed.
(f)    The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized and unissued Common Stock, solely for the purpose of effecting conversion of the Series A-4 Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A-4 Preferred Stock not theretofore converted into Common Stock.
(g)    In connection with the conversion of any Holder Conversion Right or Company Conversion Right, the Company shall comply with all federal and state securities laws and securities exchange rules in connection with any conversion of Series A-4 Preferred Stock for Common Stock.
(h)    The Company shall not issue fractional shares of Common Stock upon the conversion of the Series A-4 Preferred Stock. In lieu of fractional shares, the Company shall pay the cash value (computed to the nearest cent) of such fractional shares in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-4 Conversion Date.
9.    Adjustment to Conversion Price.
(a)    The Conversion Price shall be adjusted from time to time as follows:
(i)    If the Company shall, after the Original Issue Date, (A) pay a dividend or make a distribution on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of outstanding shares of Common Stock (including a reclassification pursuant to a merger or consolidation in which the Company is the continuing entity and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, or securities or other property of another entity), then, in each such case the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A-4 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A-4 Preferred Stock been exchanged or converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this Section 9 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.
(ii)    If the Company shall issue, after the Original Issue Date, rights, options or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 9) to subscribe for or purchase shares of Common Stock at a price per share less than the Common Stock Fair Market Value on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares of Common Stock that could be purchased at such Common Stock Fair Market Value from the aggregate proceeds to the Company from the exercise of such rights, options or warrants for shares of Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than such Common Stock Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
(iii)    If the Company shall, after the Original Issue Date, make a distribution on the shares of Common Stock other than in cash or shares of Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 9)) (each of the foregoing being referred to herein as a “distribution”), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Common Stock Fair Market Value on the record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, that if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Common Stock Fair Market Value (calculated for a period of five consecutive trading days commencing on the twentieth trading day after the distribution). Neither the issuance by the Company of rights, options or warrants to subscribe for or purchase securities of the Company nor the exercise thereof shall be deemed a distribution under this paragraph.
(iv)    If, after the Original Issue Date, the Company shall acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding shares of Common Stock and such tender offer involves the payment of consideration per share of Common Stock having a Common Stock Fair Market Value (as determined in good faith by the Board of Directors), at the last time (the “Expiration Time”) tenders may be made pursuant to such offer, that exceeds the closing price per share of Common Stock on the trading day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of shares of Common Stock outstanding (including the shares acquired in the tender offer (the “Acquired Shares”)) immediately prior to the Expiration Time, multiplied by (Y) the closing price per share of Common Stock on the trading day next succeeding the Expiration Time, and the denominator of which shall be the sum of (XX) the value (determined in accordance with the procedures described in paragraph (a)(iii) above) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of shares of Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the closing price per shares of Common Stock on the trading day next succeeding the Expiration Time.
(v)    No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (a)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 9 (other than this paragraph (a)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 9, the Company shall not be required to make any adjustment of the Conversion Price for the (A) issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of optional amounts in shares of Common Stock under such plan, (B) issuance of any options, rights or shares of Common Stock pursuant to any stock option, stock purchase or other equity-based plan maintained by the Company or (C) repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer. All calculations under this Section 9 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 9 to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.
(b)    If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the shares of Common Stock outstanding, sale of all or substantially all of the Company’s assets or recapitalization of the shares of Common Stock, but excluding any transaction as to which paragraph (a)(i) of this Section 9 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case, as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A-4 Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible or exchangeable into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Series A-4 Preferred Stock was convertible or exchangeable immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to Section 9(a)(iv)). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 9(b), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A-4 Preferred Stock that will contain provisions enabling the holders of the Series A-4 Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 9(b) shall similarly apply to successive Transactions.
(c)    If:
(i)    the Company shall declare a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions);
(ii)    the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants;
(iii)    there shall be any reclassification of the outstanding shares of Common Stock or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or
(iv)    there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be mailed to each holder of Series A-4 Preferred Stock at such holder’s address as shown on the stock transfer records of the Company, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Notwithstanding the foregoing, if the shares of Series A-4 Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 9.
(d)     Whenever the Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date that such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of Series A-4 Preferred Stock at such holder’s last address as shown on the stock transfer records of the Company.
(e)    In any case in which paragraph (a) of this Section 9 provides that an adjustment shall become effective on the day next following the record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any share of Series A-4 Preferred Stock exchanged or converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exchange or conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exchange or conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fractional shares.
(f)    If the Company shall take any action affecting the Common Stock, other than action described in this Section 9, that in the opinion of the Board of Directors would materially adversely affect the exchange or conversion rights of the holders of Series A-4 Preferred Stock, the Conversion Price for the Series A-4 Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.
(g)    The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion or exchange of Series A-4 Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A-4 Preferred Stock to be converted or exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

(h)    In addition to any other adjustment required hereby, to the extent permitted by law, the Company from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least 20 Business Days, if the decrease is irrevocable during the period.
10.    Status of Redeemed or Reacquired Series A-4 Preferred Stock. In the event any shares of Series A-4 Preferred Stock shall be redeemed or repurchased by the Company, converted pursuant to Section 8 hereof, or otherwise reacquired by the Company, the Shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Company.
11.    Restrictions on Ownership. The Series A-4 Preferred Stock shall be subject to the Ownership Limit and other provisions contained in Article VII of the Charter. To the extent any shares of Series A-4 Preferred Stock are certificated, they shall include such legends as shall be determined to be appropriate by the Board of Directors.
12.    Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock.
13.     No Preemptive Rights. No holder of Series A-4 Preferred Stock shall, as such a holder, be entitled to any preemptive rights to subscribe for or acquire any shares of stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of stock of the Company.
14.     Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A-4 Preferred Stock provided for in these Articles Supplementary shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Company. Unless otherwise provided herein or required by law, requirements set forth in these Articles Supplementary for public announcements or publications by the Company may be satisfied if the subject matter thereof is contained in (a) a document filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Company for publication to Dow Jones & Company, Inc., Business Wire. PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).

15.     Certain Definitions. As used in this ARTICLE THIRD, the following terms shall have the following respective meanings:
“Business Day” means any day other than a Saturday, Sunday or legal holiday under Michigan or federal law.
“Common Stock” means the common stock of the Company, $0.01 par value per share.
“Common Stock Fair Market Value” means, with respect to any Series A-4 Conversion Date, the average closing price of a share of Common Stock for the 10 consecutive trading days preceding such Series A-4 Conversion Date on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Company or, if the Common Stock is not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined jointly by Company and the holder(s) of Series A-4 Preferred Stock that are converting such Series A-4 Preferred Stock for Common Stock; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Common Stock Fair Market Value shall be determined in good faith by an independent investment banking firm selected jointly by the Company and such holder(s) of Series A-4 Preferred Stock or, if that selection cannot be made within five days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.
“Conversion Price” means $56.25 as such price is adjusted in accordance with Section 9.
“DTC” means The Depository Trust Company or a successor thereto or other similar depositary holding Series A-4 Preferred Stock in global form.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Leverage Ratio” shall have the meaning set forth in that certain Credit Agreement, dated as of May 15, 2013, by and among the Partnership, Citibank, N.A. (as administrative agent) and the other lenders thereto, as the same may be amended or replaced from time to time by another unsecured line of credit facility.
“NASDAQ” means the NASDAQ Stock Market LLC or any successor thereto
“NYSE” means the New York Stock Exchange or any successor thereto.
“NYSE MKT” means the NYSE MKT formerly known as the NYSE Amex Equities or any successor thereto.
“Ownership Limit” has the meaning set forth in Article VII of the Charter.
“Partnership” means Sun Communities Operating Limited Partnership, a Michigan limited partnership.

“Preferred Stock” means the preferred stock of the Company, $0.01 par value per share.
“Pricing Target” means that the volume weighted average of the daily volume weighted average price of a share of Common Stock on the NYSE (as reported by Bloomberg Financial Markets or a comparable service) equals or exceeds 115.5% of the then prevailing Conversion Price for at least 20 trading days in a period of 30 consecutive trading days.
“REIT” means a real estate investment trust as defined in the Internal Revenue Code.
“Series A-4 Conversion Date” means the date specified in a Series A-4 Conversion Notice on which the holder of Series A-4 Preferred Stock or the Company, as applicable, proposes to convert shares of Series A-4 Preferred Stock into shares of Common Stock; provided, however, that the proposed Series A-4 Conversion Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series A-4 Conversion Notice is delivered.
“Series A-4 Conversion Notice” means a written notice delivered by: (i) a holder of shares of Series A-4 Preferred Stock to the Company of such holder’s election to convert Series A-4 Preferred Stock into Common Stock, or (ii) the Company to the holders of Series A-4 Preferred Stock causing the conversion of shares of Series A-4 Preferred Stock into shares of Common Stock. Each Series A-4 Conversion Notice must specify the number of shares of Series A-4 Preferred Stock to be converted and the proposed Series A-4 Conversion Date.
“Shares” means any shares of capital stock or other equity security of the Company.
16.     Form. The Series A-4 Preferred Stock will be issued and maintained initially in book-entry form registered in the name of the nominee of DTC; provided, however, that any holder of Series A-4 Preferred Stock shall have the right to request a certificate therefor and upon such request made in writing to the Company’s transfer agent, the Company shall cause to be issued a duly executed certificate for such Series A-4 Preferred Stock registered in the name in which the Series A-4 Preferred Stock were held in book-entry form or such other name(s) as specified by the holder in writing.
FOURTH: The Series A-4 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
FIFTH: These Articles Supplementary have been approved by the Board of Directors or an authorized committee thereof in the manner and by the vote required by law.

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IN WITNESS WHEREOF, Sun Communities, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 25th day of November, 2014; and its Chief Executive Officer acknowledges that these Articles Supplementary are the act of Sun Communities, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.
ATTEST: SUN COMMUNITIES, INC.

/s/ Karen J. Dearing
Karen J. Dearing, Secretary

/s/ John B. McLaren
John B. McLaren, President